EXHIBIT 4.4

ACCO BRANDS CORPORATION

INCENTIVE PLAN

(As Amended and Restated Effective May 12, 2015)

1.           Purpose.  This ACCO Brands Corporation Incentive Plan (the “Plan”) is an amendment and restatement of the 2011 Amended and Restated ACCO Brands Corporation Incentive Plan, as amended.  The purpose of the Plan is to provide incentives linked to value creation for shareholders of ACCO Brands Corporation (“ACCO”) and the achievement of certain short-term and long-term strategic and financial goals through a variety of equity-based and cash Awards designed to attract, retain and motivate the best available Employees and Non-Employee Directors.

2.         Definitions.

(a)        “Award” includes, without limitation, Stock Option (including Incentive Stock Option), Stock Appreciation Right, Performance Share, Performance Stock Unit, Dividend or Equivalent Right, Stock, Restricted Share, Restricted Stock Unit or Cash Awards or Other Incentive Awards, all on a standalone, combination or tandem basis, as described in or granted under the Plan.

(b)        “Award Agreement” means an agreement or other writing, and any amendment or modification thereof (which agreement or other writing may be framed as a subplan, program, notification, statement, resolutions or other document and may be in electronic format), provided by ACCO to each Participant setting forth the terms and conditions of each Award made under the Plan.

(c)        “Board” means the Board of Directors of ACCO.

(d)        “Cash Award” has the meaning specified in Section 6(h).

(e)        “Cause” means if the Participant (i) is a participant in the Company’s Executive Severance Plan on the date of the Participant’s Separation from Service, the meaning ascribed to such term in the Executive Severance Plan as in effect on such date, or (ii) is not on the date of such Separation from Service a participant in the Company’s Executive Severance Plan, such definition as is specified in the Participant’s Award Agreement.

(f)         “Change in Control” A “Change in Control” shall be deemed to have occurred if:

(i)        Any person (as that term is used in Sections 13(d) and 14(d) of the Exchange Act) is or becomes the beneficial owner (as that term is used in Section 13(d) of the Exchange Act, and the rules and regulations promulgated thereunder), of 30% or more of the combined voting power of the then outstanding voting securities entitled to vote generally in the election of Directors (“Voting Securities”) of ACCO, excluding, however, any acquisition of Voting Securities:  (A) directly from ACCO, other than an acquisition by virtue of the exercise of a conversion privilege unless the security being so converted was itself acquired directly from ACCO, (B) by ACCO or a Subsidiary of

ACCO, (C) by an employee benefit plan (or related trust) sponsored or maintained by ACCO or an entity controlled by ACCO, or (D) pursuant to a transaction that complies with clauses (A), (B) and (C) of Section 2(f)(iii);

(ii)       Individuals who, as of the Effective Date, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board, provided that any individual becoming a Director subsequent to such Effective Date whose election, or nomination for election by ACCO’s stockholders, was approved by a vote of at least a majority of the Directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election or removal of the directors of ACCO or other actual or threatened solicitation of proxies or consents by or on behalf of a person other than the Board;

(iii)      ACCO shall be merged or consolidated with, or, in any transaction or series of transactions, substantially all of the business or assets of ACCO shall be sold or otherwise acquired by, another corporation or entity unless, as a result thereof, (A) the stockholders of ACCO immediately prior thereto shall beneficially own, directly or indirectly, at least 60% of the combined Voting Securities of the surviving, resulting or transferee corporation or entity (including, without limitation, a corporation that as a result of such transaction owns ACCO or all or substantially all of ACCO’s assets either directly or through one or more subsidiaries) (“Newco”) immediately thereafter in substantially the same proportions as their ownership immediately prior to such corporate transaction, (B) no person beneficially owns (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act, and the rules and regulations promulgated thereunder), directly or indirectly, 30% or more, of the combined Voting Securities of Newco immediately after such corporate transaction except to the extent that such ownership of ACCO existed prior to such corporate transaction and (C) more than 50% of the members of the board of directors of Newco shall be Incumbent Directors; or

(iv)      The stockholders of ACCO approve a complete liquidation or dissolution of ACCO.

(g)       “Code” means the Internal Revenue Code of 1986, as amended from time to time.

(h)       “Committee” means the Compensation Committee of the Board or such other committee of the Board as may be designated by the Board from time to time to administer the Plan.

(i)        “Common Stock” means common stock, par value $.01 per share, of ACCO.

(j)        “Company” means, collectively, ACCO and its Subsidiaries.

(k)       “Covered Employee” means any Employee who is or is reasonably expected to be a “covered employee” under Section 162(m) of the Code.

(l)        “Director” means a member of the Board.

(m)      “Director Award” has the meaning specified in Section 6(j).

(n)       “Disability” means totally and permanently disabled as from time to time defined under the long-term disability plan of ACCO or a Subsidiary applicable to the Participant or, in the case in which there is no applicable plan, a total and permanent disability as defined in Section 22(e)(3) of the Code (or any successor Section); provided, however, that to the extent an amount payable under the Plan which constitutes a deferral of compensation pursuant to Section 409A would become payable upon Disability, “Disability” for purposes of such payment shall not be deemed to have occurred unless the disability also satisfies the requirements of Treasury Regulation Section 1.409A-3.  Subject to the approval of the Committee, a different definition of Disability may be applicable to a Participant employed outside the United States who is subject to local disability laws and programs.

(o)       “Dividend or Equivalent Rights” has the meaning specified in Section 6(f).

(p)       “Effective Date” has the meaning specified in Section 17.

(q)       “Employee” means an employee of ACCO or a Subsidiary.

(r)        “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(s)        “Fair Market Value” means the average of the high and low sales prices of a Share on the New York Stock Exchange, Inc. composite tape (or if Common Stock is not then traded on the New York Stock Exchange, on the stock exchange or over-the-counter market on which Common Stock is principally trading) on the date of measurement, and if there were no trades on such measurement date, on the first day on which a trade occurs next succeeding such measurement date.

(t)         “Family Member” has the meaning specified in Section 9(a).

(u)        “Full Value Award” means an Award other than a Stock Option, Stock Appreciation Right or a Cash Award (or Other Incentive Award which serves a similar function to a Stock Option, Stock Appreciation Right or Cash Award).

(v)        “Good Reason” shall mean, if the Participant (i) is a participant in the Company’s Executive Severance Plan on the date of the Participant’s Separation from Service, the meaning ascribed to such term in the Executive Severance Plan as in effect on such date, or (ii) is not on the date of such Separation from Service a participant in the Company’s Executive Severance Plan, such definition as may be specified in the Participant’s Award Agreement.

(w)       “Incentive Stock Option” has the meaning specified in Section 6(b).

(x)        “Incumbent Board” has the meaning specified in Section 2(f)(ii).

(y)        “Newco” has the meaning specified in Section 2(f)(iii).

(z)        “Non-Employee Director” means a Director who is not an employee of ACCO or a Subsidiary.

(aa)      “Other Incentive Award” has the meaning specified in Section 6(i).

(bb)      “Participant” means an Employee or Non-Employee Director who has been granted an Award under the Plan.

(cc)       “Performance Criteria” has the meaning specified in Section 7(a).

(dd)       “Performance Period” means the period of time during which specified Performance Criteria are to be measured as determined in accordance with Section 7(a).

(ee)        “Performance Share” has the meaning specified in Section 6(d).

(ff)          “Performance Stock Unit” has the meaning specified in Section 6(e).

(gg)        “Plan” means this ACCO Brands Corporation Incentive Plan (including all amendments and restatements hereof prior to the Effective Date, and as may be amended after the Effective Date in accordance with Section 13).

(hh)        “Plan Year” means a twelve-month period beginning with January 1 of each year.

(ii)          “Previously-Acquired Shares” means shares of Common Stock acquired by the Participant or any beneficiary of the Participant other than pursuant to an Award under the Plan.

(jj)          “Replaced Award” has the meaning specified in Section 12(a).

(kk)        “Replacement Award” has the meaning specified in Section 12(a).

(ll)           “Restriction Period” means a period of time beginning as of the date upon which an Award subject to restrictions or forfeiture provisions is granted pursuant to the Plan and ending as of the date upon which the Common Stock subject to such Award is no longer restricted or subject to forfeiture provisions.

(mm)       “Restricted Share” has the meaning specified in Section 6(d).

(nn)         “Restricted Stock Unit” has the meaning specified in Section 6(e).

(oo)         “Retirement” means (i) the Participant’s termination of employment on or after attaining age 55 and completion of either (A) at least five years of service with the Company without a break in service (due to a termination of employment and re-employment) of more than one year or (B) at least five years of continuous service with the Company; provided, that Retirement shall not include a termination of employment due to the Participant’s violation of Company policies or dishonesty or other misconduct prejudicial to the Company, as determined in the discretion of the Committee, or (ii) retirement from service as a member of the

Board by a Non-Employee Director after five or more years of service as a Non-Employee Director of ACCO (together with any prior service as an Employee).

(pp)         “Section 162(m) Award” means an Award that is intended by the Committee to constitute “qualified performance-based compensation” under Section 162(m) of the Code and the regulations thereunder.

(qq)         “Separation from Service” means a Participant’s separation from service from the Company and all members of the Company controlled group within the meaning of Treasury Regulation Sections 1.409A-1(g) and (h).

(rr)           “Section 409A” means Section 409A of the Code including regulations or other official guidance issued with respect thereto.

(ss)           “Stock Appreciation Right” has the meaning specified in Section 6(c).

(tt)           “Stock Award” has the meaning specified in Section 6(g).

(uu)          “Stock Option” has the meaning specified in Section 6(a).

(vv)          “Subsidiary” means any corporation, other than ACCO, in an unbroken chain of corporations beginning with ACCO, if each of the corporations other than the last corporation in the unbroken chain owns 50% or more of the voting stock in one of the other corporations in such chain, except that with respect to Incentive Stock Options, “Subsidiary” means “subsidiary corporation” as defined in Section 424(f) of the Code.  For purposes of this definition of “Subsidiary”, references to a corporation and its voting stock shall also mean any other form of entity and its voting equity interests.

(ww)        “Voting Securities” has the meaning specified in Section 2(f)(i).

3.         Eligibility.  Any Employee selected by the Committee or Non-Employee Director selected by the Board is eligible to receive an Award.

4.         Plan Administration.

(a)           Administration; Determinations.  Except as otherwise determined by the Board, the Plan shall be administered by the Committee.  The Committee shall be appointed by the Board, shall consist of three or more outside, independent members of the Board, and in the judgment of the Board, shall be qualified to administer the Plan as contemplated by (i) Rule 16b-3 of the Exchange Act (or any successor rule), (ii) Section 162(m) of the Code and the regulations thereunder (or any successor section and regulations), and (iii) any rules and regulations of the New York Stock Exchange (or such other stock exchange on which Common Stock is traded).  The Committee shall have the power and authority to administer, construe and interpret the Plan, to make rules for carrying it out and to make changes in such rules, and to correct any defect, supply any omission and reconcile any inconsistency in the Plan.  The Committee shall make determinations with respect to the participation of Employees in the Plan and, except as otherwise required by law or the Plan, the terms of Awards and Award Agreements, including vesting schedules, exercise prices, Performance Criteria, Performance Period, Restriction Period, option term, dividend rights, post-retirement and termination rights, payment alternatives such as cash, stock, contingent awards or other means of payment consistent with the purposes of the Plan, and such other terms and conditions as the Committee deems appropriate.  The Committee’s determinations under the Plan need not be uniform and may be made by it selectively among eligible persons who receive, or are eligible to receive, Awards under the Plan, whether or not such persons are similarly situated.  Notwithstanding the foregoing provisions of this Section 4(a), Director Awards shall be governed by the Board in accordance with Section 6(j) and references to the Committee under the Plan shall, for all purposes respecting Director Awards, mean exclusively the Board.

(b)        Authority; Indemnification. The Committee, by such action at a meeting thereof (or by written consent without a meeting) as is required under its charter, shall have authority to interpret and construe the provisions of the Plan and the Award Agreements, to decide all questions of fact arising in its application and to make all other determinations pursuant to any Plan provision or Award Agreement which shall be final and binding on all persons.  To the extent deemed necessary or advisable for purposes of Section 16 of the Exchange Act or Section 162(m) of the Code, a member or members of the Committee may recuse himself or themselves from any action, in which case action taken by the majority of the remaining members shall constitute action by the Committee.    To the extent deemed necessary or advisable for purposes of Section 16 of the Exchange Act or otherwise, the Board may act as the Committee hereunder.  For purposes of the Plan, references to the Committee shall be deemed to refer to any subcommittee, subcommittees, or other persons or groups of persons to whom the Committee delegates authority pursuant to Section 4(c).  No member of the Committee shall be liable for any action or determination made in good faith, and the members of the Committee shall be entitled to indemnification and reimbursement in the manner provided in ACCO’s certificate of incorporation, by-laws, by agreement or otherwise, as may be amended from time to time.

(c)        Authorization of Officers.  To the extent permitted under Delaware law, the Committee may, by a resolution adopted by the Committee, authorize one or more officers of ACCO to do one or more of the following:  (i) designate officers and employees of the Company to be recipients of an Award under this Plan, (ii) determine the amount, terms, conditions, and form of any such Awards and (iii) take any other actions which the Committee is authorized to take under this Plan, including certain administrative, reporting and other similar actions; provided, however, that the resolution so authorizing such officer or officers shall specify the total number of shares of Common Stock or total amount of cash payable under such Awards which such officer or officers may so award. Notwithstanding the foregoing, the Committee shall not delegate to any person the authority to grant Awards to, or take other action with respect to, Participants who at the time of such Awards or action are subject to Section 16 of the Exchange Act or are Covered Employees.  Further, the Committee shall not authorize an officer to designate himself or herself as a recipient of any such Awards.

5.         Common Stock Subject to the Provisions of the Plan and Certain Limitations and Conditions.

(a)        Common Stock Subject to Awards.  The stock subject to the provisions of the Plan may be shares of authorized but unissued Common Stock, treasury shares of Common Stock held by ACCO or any Subsidiary, or shares of Common Stock acquired by ACCO through open market purchases or otherwise.  Subject to adjustment in accordance with the provisions of

Section 10, the total number of shares of Common Stock which may be issued under the Plan or with respect to which Awards may be granted, including Incentive Stock Options, shall not exceed the sum of 11,200,000 shares, plus the number of shares of Common Stock previously authorized by the stockholders for issuance under the Plan which, as of the Effective Date, have not been issued (or which were issued and returned to the Plan and available for reissuance in accordance with the terms of the Plan as in effect on the date so returned) or are not subject to an outstanding award under the Plan.  Awards granted under the Plan on and after the Effective Date shall reduce the number of shares of Common Stock thereafter available for Awards on the basis of:  (i) one share for each such share issued as an Award of Stock Options or Stock Appreciation Rights, or Other Incentive Awards which serve a similar function to Stock Options or Stock Appreciation Rights and (ii) 2.06 shares for each such share issued as a Full Value Award.  To the extent shares of Common Stock subject to a Full Value Award again become available for issuance for reasons described in Section 5(c), such shares of Common Stock shall be available for issuance as Full Value Awards (or as Stock Options or Stock Appreciation Rights, or Other Incentive Awards not constituting Full Value Awards, subject to the foregoing ratio).

(b)        Award Limitations.  Not more than 500,000 shares of Common Stock may be made subject to an Award or Awards of Stock Options (including Incentive Stock Options), and not more than 500,000 shares of Common Stock may be made subject to an Award or Awards of Stock Appreciation Rights, under the Plan annually to any Employee.  Not more than 500,000 shares of Common Stock may be made subject to an Award or Awards of Performance Shares or Performance Stock Units, based on maximum performance thereunder, under the Plan annually to any Employee and not more than a maximum aggregate dollar value of $10,000,000 may be made subject to a performance-based Cash Award or Awards under the Plan annually to any Employee; provided, no Employee who is a Covered Employee for an applicable year shall receive a Cash Award or Awards under ACCO’s annual bonus plan, or respecting any other Performance Period of one Plan Year, that exceeds the lesser of (i) 50% of any annual incentive pool established by the Committee hereunder and (ii) $3,000,000.  Not more than 750,000 shares of Common Stock may be made subject to an Award or Awards of Restricted Shares or Restricted Stock Units under the Plan annually to any Employee.  The foregoing limitations on Stock Option, Stock Appreciation Right, Restricted Share, Restricted Stock Unit, Performance Share, Performance Stock Unit and performance-based Cash Awards shall be applied in a manner consistent with the requirements of Section 162(m) of the Code.  The number of shares of Common Stock, and the limitations thereon, which may be issued pursuant to this Section 5(b) shall be subject to adjustment as provided in Section 10.

(c)        Share Recycling and Limitations.  Any shares of Common Stock that have been made subject to an Award that are not issued or are cancelled by reason of the failure to achieve applicable performance objectives under, or the forfeiture, termination, surrender, cancellation or expiration of, such Award shall again be available for Award and shall not be considered as having been theretofore made subject to Award.  Shares of Common Stock shall not again be available for award if such shares are surrendered or withheld as payment of either the exercise price of a Stock Option or Stock Appreciation Right or of withholding taxes in respect of the exercise, settlement or payment of, or the lapse of restrictions with respect to, any Award, or are shares repurchased by the Company on the open market with the proceeds of a Stock Option exercise.  The exercise or settlement of a Stock Appreciation Right shall reduce the shares of Common Stock available under the Plan by the total number of shares to which the exercise or settlement of the Stock Appreciation Right relates, not just the net amount of shares actually issued upon exercise or settlement.  Awards settled solely in cash shall not reduce the number of shares of Common Stock available for issuance under the Plan.  Any shares of Common Stock subject to a Stock Option (or part thereof) that is cancelled upon exercise of a tandem Stock Appreciation Right when settled wholly or partially in shares shall to the extent of such settlement in shares be treated as if the Stock Option itself had been exercised and such shares received in settlement of the Stock Appreciation Right shall no longer be available for Award.

(d)        Assumed Awards. Shares of Common Stock issued in connection with awards that are assumed, converted or substituted pursuant to a merger, acquisition or similar transaction entered into by ACCO or any of its Subsidiaries shall not reduce the number of shares of Common Stock available under the Plan.

(e)        Term of Plan.  No Award shall be made or granted under the Plan after the tenth anniversary of the Effective Date, but the duration of Awards granted on or before the tenth anniversary thereof may extend beyond such expiration.  At the time an Award is granted or amended or the terms or conditions of an Award are changed, the Committee may provide for limitations or conditions on such Award.  The terms of the Plan as in effect prior to the Effective Date shall govern all awards granted under the Plan prior to the Effective Date.

(f)         One-Year Minimum Vesting. The period of continuous employment (or service as a Non-Employee Director) required for vesting under an Award of Stock Options, Stock Appreciation Rights, Performance Shares, Performance Stock Units, Restricted Shares, Restricted Stock Units, or other Stock Award shall not be less than one year, except (i) for Awards, in the aggregate, for such number of shares of Common Stock not exceeding 5% of the available shares for Award under the Plan on the Effective Date, (ii) as the Committee shall otherwise specify in the Award Agreement in the case of a termination of an Employee’s employment due to death or Disability, (iii) respecting options or other awards assumed by the Company pursuant to Section 5(d), or (iv) as otherwise may apply pursuant to Section 12 in the event of a Change in Control.

(g)        No Fractional Shares.  No fractional shares of Common Stock shall be issued or delivered pursuant to this Plan or any Award.  The Committee shall determine whether cash, Awards or other property shall be issued or paid in lieu of fractional shares or whether such fractional shares of Common Stock or any rights thereto shall be forfeited or otherwise eliminated.

(h)        No Repricing.  Notwithstanding the authority granted to the Committee pursuant to Section 4, the Committee shall have no authority to reduce the exercise price of any Stock Option (including any Incentive Stock Option) or any Stock Appreciation Right, nor may any Stock Option (including any Incentive Stock Option) or Stock Appreciation Right granted under the Plan be surrendered to ACCO for cancellation or exchanged for cash or as consideration for the grant of a new Stock Option or Stock Appreciation Right with a lower exercise price than the Stock Option or Stock Appreciation Right so surrendered or exchanged, without the approval of ACCO’s stockholders, and no repricing of a Stock Option or a Stock Appreciation Right shall be permitted without the approval of the Company’s stockholders if such approval otherwise is required under the rules of any stock exchange on which shares of

Common Stock are listed, except pursuant to Section 10 related to an adjustment in the number of shares of Common Stock.

(i)         Cash Settlement.  To the extent provided by the Committee, any Award may be settled in cash rather than Common Stock.

6.         Awards under the Plan.  The following types of Awards may be granted by the Committee under the Plan, on a standalone, combination or tandem basis, on such terms and conditions as the Committee may determine except as otherwise provided in the Plan:

(a)        Stock Option.  A right to buy a specified number of shares of Common Stock at a fixed exercise price during a specified period of time; provided that the exercise price of any Stock Option shall not be less than 100% of the Fair Market Value of Common Stock on the date of grant of such Award.  A Stock Option shall be exercisable in whole or in part from time to time during the period beginning at the completion of the required employment period, or service period for a Non-Employee Director, and the satisfaction of any performance objectives as specified, in the discretion of the Committee, in the Award Agreement, and ending at the expiration of seven years from the date of grant of the Option, unless an earlier expiration date shall be stated in the Award Agreement or the Stock Option shall cease to be exercisable pursuant to the terms of the Award Agreement.  To the extent that a Stock Appreciation Right is exercised in whole or in part, a Stock Option (or part thereof) in respect of which such Stock Appreciation Right was granted shall terminate and cease to be exercisable.  The period of required employment (or service as a Non-Employee Director) under an Award of Stock Options shall be determined by the Committee and set forth in the Award Agreement, but shall not be less than one year as provided in Section 5(f).

(b)        Incentive Stock Options.  An Award in the form of a Stock Option intended to qualify as an incentive stock option under Section 422 of the Code and which shall comply with the requirements of Section 422 of the Code or any successor Section of the Code as it may be amended from time to time (including the $100,000 limitation thereunder) and otherwise satisfying the provisions of Section 6(a).

(c)        Stock Appreciation Right.  A right to receive, during a specified period of time, the excess of the Fair Market Value of a share of Common Stock on the date that the Stock Appreciation Right is exercised over the Fair Market Value of a share of Common Stock on the date the Stock Appreciation Right was granted; provided that the exercise price of any Stock Appreciation Right shall not be less than 100% of the Fair Market Value of Common Stock on the date of grant of such Award. A Stock Appreciation Right shall be exercisable in whole or in part from time to time during the period beginning at the completion of the required employment period, or service period for a Non-Employee Director, and the satisfaction of any performance objectives as specified, in the discretion of the Committee, in the Award Agreement, and ending at the expiration of seven years from the date of grant of the Stock Appreciation Right, unless an earlier expiration date shall be stated in the Award Agreement or the Stock Appreciation Right shall cease to be exercisable pursuant to the terms of the Award Agreement. To the extent that a Stock Option is exercised in whole or in part, any Stock Appreciation Right that is granted in respect of such Stock Option (or part thereof) shall terminate and cease to be exercisable.  The period of required employment (or service as a Non-Employee Director) under an Award of

Stock Appreciation Rights shall be determined by the Committee and set forth in the Award Agreement, but shall not be less than one year as provided in Section 5(f).

(d)        Restricted and Performance Share.  A transfer of Common Stock to a Participant, subject to such restrictions on transfer or other incidents of ownership, in the case of Performance Shares, Performance Criteria (or other performance criteria) established pursuant to Section 7 for such Performance Periods as the Committee may determine, but having a Restriction Period of not less than one year as provided in Section 5(f) and for Awards of Performance Shares a Performance Period of not less than one year.

(e)        Restricted and Performance Stock Unit.  A fixed or variable share denominated unit subject to such conditions of vesting, and time of payment, including in the case of Performance Stock Units Performance Criteria (or other performance criteria) established pursuant to Section 7 for such Performance Periods as the Committee may determine, but having a vesting period of not less than one year as provided in Section 5(f) and for Awards of Performance Stock Units a Performance Period of not less than one year, which Restricted Stock Units or Performance Stock Units are valued at the Committee’s discretion in whole or in part by reference to, or otherwise based on, the Fair Market Value of Common Stock and which may be paid in shares of Common Stock, cash or a combination of both.

(f)         Dividends or Dividend Equivalent Rights.  A right to receive dividends or their equivalent in value in Common Stock, cash or in a combination of both with respect to any new or previously existing Award.  For purposes of Section 409A, unless the Committee shall otherwise determine, such rights to dividend equivalents shall be considered separate rights apart from the Award of Restricted Stock Units and Performance Stock Units to which they relate.

(g)        Stock Award.  An unrestricted transfer of ownership of shares of Common Stock.

(h)        Cash Award.  An award denominated in cash that may be earned pursuant to the achievement of Performance Criteria set forth in Section 7 during the Performance Period determined by the Committee or that may be earned under ACCO’s annual bonus, multi-year bonus or other incentive or bonus plans established hereunder.  Nothing in this Section 6(h) shall preclude the Committee from granting Cash Awards, or from granting any cash incentive awards to any Employee outside of the Plan, that are intended not to constitute a Section 162(m) Award.

(i)         Other Incentive Awards.  An Award, other than a Stock Option (including an Incentive Stock Option), Stock Appreciation Right, Performance Share, Performance Stock Unit, Dividend, Dividend Equivalent Right, Stock, Restricted Share, Restricted Stock Unit, or Director Award, that is valued in whole or in part by reference to, or are otherwise based on, Common Stock or other factors which are related to or serve a similar function to those Awards set forth in this Section 6, including, but not limited to, Other Incentive Awards related to the establishment or acquisition by ACCO or any Subsidiary of a new or start-up business or facility.

(j)         Director Awards.  At such times and in such amounts as the Board may determine, the Board may, in its sole discretion, grant to Non-Employee Directors, a Director Award which may be an Award of Stock Options (other than Incentive Stock Options), Stock Appreciation Rights, Stock, Restricted Shares, Restricted Stock Units, a Cash Award or any

combination thereof.  The terms and conditions of Director Awards shall be as provided in the Award Agreement which shall be consistent with the provisions of this Plan. The Board shall have the exclusive authority to administer and interpret Director Awards and the Plan with respect to Director Awards.

7.         Performance-Based Awards.

(a)        Performance Period; Performance Criteria.  The Committee may from time to time, establish Performance Criteria with respect to an Award.  The Performance Criteria or standards for an Award shall be determined by the Committee in writing, shall be measured for achievement or satisfaction during the Performance Period in which the Committee permitted such Participant to satisfy or achieve such Performance Criteria and may be absolute in their terms or measured against or in relationship to other companies comparably, similarly or otherwise situated and may be based on or adjusted for any other objective goals, events, or occurrences established by the Committee, provided that such criteria or standards relate to one or more of the following: stock price; revenues; operating income; operating company contribution; cash flow; cash flow from operations; earnings before one or more of interest, taxes, depreciation and amortization; income from continuing operations; net asset turnover; net income; earnings per share; earnings per share from continuing operations; operating margin; return on equity, assets, net assets or net tangible assets; return on invested capital; return on capital employed; return on total capital; economic profit; gross profit; working capital efficiency; cost reductions; improvement in cost of goods sold; inventory sales ratio; return on sales; earnings growth; revenue growth; gross margin; total return to stockholders; debt, net debt; economic value added – or EVA® (net operating profit after tax minus the sum of capital multiplied by the cost of capital), leverage ratio, or  the implementation or completion of critical projects, including acquisitions, divestitures, and other ventures, process improvements, attainment of other strategic objectives, including market penetration, geographic expansion, product development, innovation or research goals or the like. Such Performance Criteria may be particular to a line of business, Subsidiary or other unit or may be based on the performance of ACCO generally, and may, but need not, be based upon a change or an increase or position result. The Performance Criteria shall include a minimum performance standard below which no payment shall be made and a maximum performance standard above which no further amount of payment shall be made.  Performance Periods may overlap and Participants may participate simultaneously with respect to performance-based Awards that are subject to different Performance Periods and different Performance Criteria.

(b)        Section 162(m) Awards.  The Committee may determine whether any Award under the Plan is intended to constitute a Section 162(m) Award.  Any Awards intended to constitute Section 162(m) Awards shall be conditioned on the achievement of one or more Performance Criteria to the extent required by Section 162(m) of the Code and shall be subject to all other requirements of Section 162(m) of the Code.   If any provision of an Award Agreement relating to an Award intended to constitute Section 162(m) Award does not satisfy such requirements, such provision shall be construed or deemed amended to the extent necessary to conform with such requirements. For Awards not intended to constitute Section 162(m) Awards, the Committee may establish such performance criteria as it deems appropriate.

(c)        Adjustments; Negative Discretion; Certification.  The Committee may at any time adjust the Performance Criteria and measurements applicable to performance-based

Awards to take into account changes in law and accounting and tax rules and to make such adjustments as the Committee deems necessary or appropriate to reflect the inclusion or exclusion of the impact of extraordinary or unusual items, events or circumstances, provided that, to the extent that an Award is intended by the Committee to constitute a Section 162(m) Award, no adjustment shall be made which would result in an increase in the compensation of any Covered Employee for the applicable Performance Period.  The Committee also may at any time adjust the Performance Criteria and measurements applicable to performance-based Awards and thereby reduce the amount to be received by any Participant pursuant to such Awards if and to the extent that the Committee deems it appropriate, provided that no such reduction shall be made on or after the date of a Change in Control.  As soon as practicable after the end of the applicable Performance Period, the Committee shall certify as to the achievement or satisfaction of the applicable Performance Criteria pursuant to the Award.

8.         Award Agreements.  Each Award under the Plan shall be evidenced by an Award Agreement.  Delivery of an Award Agreement to each Participant shall constitute an agreement, subject to Section 9 hereof, between ACCO and the Participant as to the terms and conditions of the Award.  An Award Agreement, and any required signatures thereon or authorization or acceptance thereof, may be in electronic format.

9.         Other Terms and Conditions.

(a)        No Assignment; Limited Transferability of Stock Options.  No Award granted under the Plan may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, except (i) by will or by the laws of descent and distribution and (ii) that a Stock Option (other than an Incentive Stock Option) may be transferred pursuant to a domestic relations order or by gift to a Family Member of the Participant to the extent permitted in the applicable Award.  For the purpose of this provision, a “Family Member” shall have the meaning set forth in the General Instructions to Form S-8 Registration Statement under the Securities Act of 1933.  Following transfer, any such Stock Options shall continue to be subject to the same terms and conditions as were applicable immediately prior to transfer, provided that for purposes of this Section 9(a), the term “Participant” shall be deemed to refer to the transferee (except for the purposes of subsequent transfers by domestic relations order or gift of the Stock Option pursuant to clause (ii)).  The provisions of the Stock Option relating to the period of exercisability and expiration of the Stock Option shall continue to be applied with respect to the original Participant, and the Stock Option shall be exercisable or received by the transferee only to the extent, and for the periods, set forth in said Stock Option.  References in this Section 9(a) to a Stock Option also refer to any tandem Stock Appreciation Rights.

(b)        Termination of Employment or Service.  The disposition of each Award of Stock Options, Stock Appreciation Rights, Performance Shares, Performance Stock Units, Restricted Shares, Restricted Stock Units, or other Stock Award in the event of the termination of a Participant’s employment (or service as a Non-Employee Director) shall be determined by the Committee and set forth in the Award Agreement  at the time of grant.  Anything in the Plan to the contrary notwithstanding, the Committee is not authorized to waive or accelerate vesting or the lapse of restrictions under any such Award except upon the death or Disability of the Participant, or in accordance with Section 12 upon the occurrence of a Change in Control of the Company.

(c)        Death; Disability; Retirement.  Except as otherwise determined by the Committee in the Award Agreement, or thereafter in the case of death or Disability, if a Participant’s employment with ACCO and its Subsidiaries or status as a Non-Employee Director terminates by reason of death, Disability or Retirement:

(i)        The Participant’s Stock Options and Stock Appreciation Rights, to the extent then exercisable, shall continue to be exercisable for five years following such termination, but not after the expiration date stated in the Stock Option and Stock Appreciation Rights Award, and shall cease to be exercisable thereafter; provided, a Stock Option (other than an Incentive Stock Option) and a Stock Appreciation Right may be exercised within one year following the date of death even if later than such expiration date;

(ii)       A prorated portion of each of the Participant’s Restricted Share Awards shall become unrestricted, and a prorated portion of each of the Participant’s Restricted Stock Unit Awards shall become nonforfeitable and payable, with such proration to be based on the portion of the Restriction Period elapsed through the date of such termination; as of such termination, the remaining portion of each such Award that does not become unrestricted or nonforfeitable pursuant to this Section 9(c)(ii) shall be forfeited and terminate; and

(iii)      Subject to the attainment of the Performance Criteria set forth in the Award, a prorated portion of the Performance Shares under each such Award shall become unrestricted, and a prorated portion of the Performance Stock Units under each such Award shall become nonforfeitable and payable, with such proration to be based on the portion of the Performance Period elapsed through the date of such termination; as of such termination, the remaining portion of such Award that does not become unrestricted or nonforfeitable pursuant to this Section 9(c)(iii) shall be forfeited and terminate.

(d)       Rights as a Stockholder.  A Participant shall have no rights as a stockholder with respect to shares of Common Stock covered by an Award until the date the Participant or his nominee, guardian or legal representative is the holder of record; provided, however, that Participants holding Restricted Shares may exercise full voting rights with respect to those shares during the Restriction Period.

(e)       Dividends and Dividend Equivalents.  Rights to dividends and Dividend Equivalents may be extended to and made a part of any Award (other than Stock Options, Incentive Stock Options or Stock Appreciation Rights), subject to such terms, conditions and restrictions as the Committee may establish; provided, however, that in no event shall dividends or Dividend Equivalents, if any, credited with respect to performance-based Awards be payable prior to the payment, if any, of such performance-based Award.

(f)        Payments by Participants.  The Committee may determine that Awards for which a payment is due from a Participant (other than payments relative to withholding, which are addressed in Section 9(g)) may be payable:  (i) in cash by personal check, bank draft, money order, other money transfers or direct account debits payable to the order of ACCO; (ii) through the delivery or deemed delivery based on attestation to the ownership of Previously-Acquired shares of Common Stock with a Fair Market Value equal to the total payment due from the

Participant; (iii) through a simultaneous exercise of the Participant’s Award and sale of the shares thereby acquired pursuant to a brokerage arrangement approved in advance by the Committee to assure its conformity with the terms and conditions of the Plan; (iv) by a combination of the methods described in (i), (ii) and (iii) above; or (v) by such other methods as the Committee may deem appropriate.

(g)       Tax Withholding.  Except as otherwise provided by the Committee in the Award Agreement or otherwise (i) the deduction of withholding and any other taxes required by law shall be made from all amounts paid in cash, and (ii) in the case of the exercise of Stock Options or payments of Awards in shares of Common Stock, the Participant shall be required to pay the amount of any taxes required to be withheld in cash prior to receipt of such stock, or alternatively, ACCO may require or permit the Participant to elect to have withheld a number of shares, or deliver such number of Previously-Acquired shares of Common Stock, the Fair Market Value of which equals the minimum statutory withholding tax required be withheld from the shares to be received upon such exercise or payment.

(h)       Deferrals.  To the extent provided by the Committee in the Award Agreement or otherwise, a right to receive Common Stock or a fixed or variable share denominated unit Award granted under the Plan, or under any deferred compensation or similar plan established from time to time by ACCO, may provide for the mandatory or elective deferral of the delivery of shares of Common Stock or the payment of cash.  The Committee shall establish rules and procedures relating to any such deferrals and the payment of any withholding tax with respect thereto.  Any such deferral and payment of an Award shall be made at such time (or times) and on such basis as satisfies the provisions of Section 409A.

(i)        Other Restrictions, Limitations; Cancellation and Clawback.

(i)        All Awards made under the Plan, and shares of Common Stock issued thereunder, shall be subject to any other compensation deduction, cancellation, clawback or recoupment policies that are approved by the Board or the Committee (whether approved prior to, on or after the Effective Date or the date of the Award) as such policies may be applicable to a Participant from time to time, or as may be required to be made pursuant to any applicable currently effective or subsequently adopted law, government regulation or stock exchange listing requirement or any policy adopted by the Company pursuant to any such law, government regulation or stock exchange listing requirement which provides for such deduction, cancellation, clawback or recovery.  The Committee may legend the certificates issued in connection with an Award to give appropriate notice of any such restrictions.

(ii)       The Committee may specify in an Award Agreement that the Participant’s rights, payments, and benefits with respect to an Award shall be subject to reduction, cancellation, forfeiture, clawback or recoupment, upon the occurrence of certain specified events or circumstances in addition to any otherwise applicable vesting, performance conditions or delayed or deferred payment or holding period requirements of an Award.  Such events may include, but shall not be limited to, (a) termination of employment for cause, (b) fraudulent, illegal or other misconduct, (c) violation of any ACCO and/or Subsidiary code of ethics, conflict of interest, insider trading or similar policy or code of conduct applicable to the Participant, (d) breach of any noncompetition, nonsolicitation, confidentiality, or other restrictive covenant that may apply to the Participant, (e) other conduct by the Participant that is detrimental to the business or reputation of ACCO and/or its Subsidiaries or (f) requirements of applicable laws, rules or regulations.

(j)        Section 409A.  The Plan is intended to comply and shall be administered in a manner that is intended to comply with Section 409A and shall be construed and interpreted in accordance with such intent. To the extent that an Award or the payment, settlement or deferral thereof is subject to Section 409A, the Award shall be granted, paid, settled or deferred in a manner that will comply with Section 409A, except as otherwise determined by the Committee.  Any provision of the Plan that would cause the grant of an Award or the payment, settlement or deferral thereof to fail to satisfy Section 409A shall be amended to comply with Section 409A on a timely basis, which may be made on a retroactive basis, in accordance with regulations and other guidance issued under Section 409A.  In the case of amounts not intended to be deferrals of compensation subject to Section 409A, payment or settlement of amounts under such Awards shall occur not later than March 15 of the taxable year of ACCO following the taxable year of ACCO in which the Participant’s right to payment or settlement is not subject to a substantial risk of forfeiture (within the meaning of Section 409A).  In the case of amounts intended to be deferrals of compensation subject to Section 409A, the initial deferral election shall be made and become irrevocable not later than December 31 of the taxable year of ACCO immediately preceding the year in which the Participant first performs services related to such compensation, provided that the timing of such initial deferral election may be later as provided in Section 409A with respect to initial participation in the Plan and for “performance-based compensation” as defined under Section 409A.   If an amount payable under an Award as a result of the Separation from Service (other than due to death) occurring while the Participant is a “specified employee” constitutes a deferral of compensation subject to Section 409A, then payment of such amount shall not occur until six (6) months and a day after the date of the Participant’s Separation from Service except as permitted under Section 409A.

(k)       Uncertificated Shares. To the extent that the Plan provides for issuance of certificates to reflect the transfer of shares of Common Stock, the transfer of such shares may be affected on a noncertificated basis, to the extent not prohibited by applicable law or the rules of any stock exchange.

10.       Adjustment.  The aggregate number of shares of Common Stock as to which Awards may be granted to Participants, the number of shares of Common Stock set forth in the limitations in Sections 5(b), the number of shares of Common Stock covered by each outstanding Award, and the exercise price per share of Common Stock in each such Award and the terms and conditions of outstanding Awards, shall all be proportionately adjusted for any increase or decrease in the number of issued shares of Common Stock resulting from a subdivision or consolidation of shares or other capital adjustment, or the payment of a stock dividend or other increase or decrease in such shares, effected without receipt of consideration by ACCO, or other change in corporate or capital structure; provided, however, that any fractional shares resulting from any such adjustment shall be eliminated.  The Committee may also make the foregoing changes and any other changes, including changes in the classes of securities available, to the extent it is deemed necessary or desirable to preserve the intended benefits of the Plan and Awards hereunder for ACCO and the Participants in the event of any other reorganization, recapitalization, merger, consolidation, spin-off, extraordinary dividend or other distribution or similar transaction.

11.       Rights as Employees or Directors.  No person shall have any claim or right to be granted an Award, and the grant of an Award shall not be construed as giving a Participant the right to be retained in the employ of or as a Director of ACCO or a Subsidiary.  Further, ACCO and each Subsidiary expressly reserve the right at any time to dismiss a Participant free from any liability, or any claim under the Plan, except as provided herein or in any Award Agreement issued hereunder.

12.       Change in Control.  Notwithstanding anything contained in the Plan to the contrary, the provisions of this Section 12 shall apply in the event of a Change in Control.

(a)        Replacement Awards; No Immediate Vesting.

(i)         An Award shall not vest upon the occurrence of a Change in Control and shall continue to the extent qualifying as a Replacement Award.

(ii)        A “Replacement Award” includes an outstanding Award that continues upon and after the occurrence of a Change in Control and an Award provided to a Participant pursuant to Section 10 in replacement of an outstanding Award (such replaced Award, a “Replaced Award”) in connection with a Change in Control that satisfies the following conditions:

(A)       It has a value at least equal to the value of the Replaced Award;

(B)       It relates to publicly traded equity securities of ACCO or its successor in the Change in Control or another entity that is affiliated with ACCO or its successor following the Change in Control;

(C)       Its other terms and conditions are not less favorable to the Participant than the terms and conditions of the Replaced Award (including the provisions that would apply in the event of a subsequent Change in Control); and

(D)       Upon an involuntary Separation from Service of a Participant by the Company other than for Cause (and not due to Disability), or a voluntary Separation from Service by the Participant for Good Reason (if applicable), occurring on or during the period of twenty-four (24) months after the Change in Control, the Replacement Award, to the extent not vested and unrestricted as of such Separation from Service, shall become fully vested and (if applicable) exercisable and free of restrictions.

The Committee, as constituted immediately before the Change in Control, shall have the discretion to determine whether the conditions of this Section 12(a)(ii) are satisfied.

(b)        Vesting if No Replacement Award.  To the extent that a Replacement Award is not provided to the Participant, upon the occurrence of a Change in Control:

(i)         Any and all Stock Options and Stock Appreciation Rights granted hereunder shall become immediately exercisable;

(ii)        Any restrictions imposed on Restricted Shares shall lapse and become freely transferable, and all Restricted Stock Units shall become fully vested and in full settlement of such Awards paid out in cash, or in the discretion of the Committee, shares of Common Stock with a Fair Market Value equal to the amount of such cash; and

(iii)       The payout opportunities attainable at target or, if greater, in the amount determined by the Committee to have been earned thereunder based on performance through the date of the Change in Control, under all outstanding Awards of Performance Stock Units, Performance Shares, Cash Awards and Other Incentive Awards and shall be deemed to have been earned for the entire Performance Period(s) as of the effective date of the Change in Control.  The vesting of all such earned Awards shall be accelerated as of the effective date of the Change in Control, and in full settlement of such Awards, there shall be paid out in cash, or in the discretion of the Committee, shares of Common Stock with a Fair Market Value equal to the amount of such cash.

The foregoing provisions of this Section 12(b) shall apply, and a Participant’s outstanding Awards shall not become Replacement Awards, upon the occurrence of a Change in Control following an involuntary Separation from Service of the Participant by the Company other than for Cause (and not due to Disability), or a voluntary Separation from Service for Good Reason by the Participant (if applicable), occurring (x) at the request of a third party who was taking steps reasonably calculated to effect such Change in Control or (y) otherwise in contemplation of and within 180 days before such Change in Control.

13.       Amendments, Modification and Termination. The Board may at any time and from time to time, alter, amend, suspend or terminate the Plan in whole or in part, subject to any requirement of stockholder approval imposed by applicable law, rule or regulation or any stock exchange listing requirement.  No termination, amendment, or modification of the Plan shall adversely affect in any material way any Award previously granted under the Plan, without the written consent of the Participant holding such Award.

14.       Governing Law.  To the extent that federal laws do not otherwise control, the Plan and all Award Agreements hereunder shall be construed in accordance with and governed by the law of the State of Delaware, provided, however, that in the event ACCO’s state of incorporation shall be changed, then the law of the new state of incorporation shall govern.

15.       Securities Law Restrictions.  An Award may not be exercised or settled and no shares of Common Stock may be issued in connection with an Award unless the issuance of such shares (i) has been registered under the Securities Act of 1933, as amended, (ii) has qualified under applicable state “blue sky” laws (or ACCO has determined that an exemption from registration and from qualification under such state “blue sky” laws is available) and (iii) complies with all applicable laws, rules and regulations, including all foreign securities laws.  The Committee may require each Participant purchasing or acquiring shares of Common Stock pursuant to an Award under the Plan to represent to and agree with ACCO in writing that such Participant is acquiring the shares for investment purposes and not with a view to the distribution thereof.  All certificates for shares of Common Stock delivered under the Plan shall be subject to such stock-transfer orders and other restrictions as the Committee may deem advisable under the rules, regulations, and other requirements of the Securities and Exchange Commission, any exchange upon which shares of Common Stock are then listed, and any applicable securities law, and the Committee may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions.

16.       Foreign Awards. The Committee or its delegate authorized pursuant to Section 4 may grant Awards to Employees who are domiciled or resident outside the United States, or otherwise subject to the tax laws of nations other than the United States, which Awards may have terms and conditions that differ from the terms thereof as provided elsewhere in the Plan for the purpose of complying with such other nations’ laws, rules and regulations (including compliance to avoid adverse tax consequences to the Employee thereunder). The authority granted under this Section 16 shall include the discretion for the Committee to adopt, on behalf of the Company, one or more sub-plans applicable to separate classes of Employees who are subject to the laws of jurisdictions outside of the United States.

17.       Effective Date.  The Plan was originally approved by the Board on August 3, 2005 and approved by the stockholders of ACCO on August 8, 2005.  The Plan was amended and restated and approved by the stockholders of ACCO on May 25, 2006 and subsequently amended on May 13, 2008 and on February 20, 2010.  The Plan was subsequently amended and restated and approved by the stockholders of ACCO on May 17, 2011 and subsequently amended effective May 1, 2012 and again on March 5, 2014.  The Board approved this amendment and restatement of the Plan on March 24, 2015, subject to the approval by the stockholders of ACCO at the 2015 Annual Meeting of Stockholders.  This Amended and Restated Plan shall become effective on the date of such stockholder approval (the “Effective Date”).